ALBERT WONG & CO.

CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen's Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

黃乾維會計師事務所
香港執業會計師
香港皇后大道中三五九至三六一號
南島商業大廈七樓
電話：二八五一 七九五四
傳真：二五四五 四〇八六

ALBERT WONG
B.Soc., Sc., ACA., LL.B.,
CPA(Practising)

July 16, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Albert Wong & Co., was previously principal accountant for China Industrial Waste Management, Inc., (the "Company") and reviewed on the consolidated financial statements of the Company as of and for the quarter ended March 31, 2008. We have read the Company's statements included under item 4.01 of its Form 8-K dated July 14, 2008, and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

Albert Wong & Co.

Albert Wong & Co. CPA